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                                                                  Exhibit 10.10


                                                                November 2, 1999


                              EMPLOYMENT AGREEMENT


     EMPLOYMENT AGREEMENT effective as of November 2, 1999, between REVLON CONSUMER PRODUCTS CORPORATION, a Delaware corporation ("RCPC" and, together with its parent Revlon, Inc. and its subsidiaries the "Company"), and Jeffrey M. Nugent (the "Executive").

     RCPC wishes to employ the Executive with the Company, and the Executive wishes to accept employment with the Company, on the terms and conditions set forth in this Agreement.

     Accordingly, RCPC and the Executive hereby agree as follows:

     1. Employment, Duties and Acceptance.

          1.1 Employment, Duties. RCPC hereby employs the Executive for the Term (as defined in Section 2.1), to render exclusive and full-time services to the Company, in the capacity of chief executive officer of Revlon, Inc. and to perform such other duties consistent with such position (including service as a director or officer of any affiliate of Revlon, Inc. if elected) as may be assigned by the Board of Directors of Revlon, Inc. The Executive's title shall be President and Chief Executive Officer, or such other titles of at least equivalent level consistent with the Executive's duties from time to time as may be assigned to the Executive by the Board of Directors of Revlon, Inc. RCPC agrees to use its best efforts to cause the Executive to be elected to the Board of Directors of Revlon, Inc. and of RCPC, so that the Executive may serve as a member of both Boards throughout the Term.

          1.2 Acceptance. The Executive hereby accepts such employment and agrees to render the services described above. During the Term, the Executive agrees to serve the Company faithfully and to the best of the Executive's ability, to devote the Executive's entire business time, energy and skill to such employment, and to use the Executive's best efforts, skill and ability to promote the Company's interests.

          1.3 Location. The duties to be performed by the Executive hereunder shall be performed primarily at the office of Revlon, Inc. in the New York City metropolitan area, subject to reasonable travel requirements consistent with the nature of the Executive's duties from time to time on behalf of the Company.

     2. Term of Employment; Certain Post-Term Benefits.

          2.1 The Term. The term of the Executive's employment under this Agreement (the "Term") shall commence on December 5, 1999 (the "Effective Date") and shall end on such date as provided pursuant to Section 2.2.

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          2.2 End-of-Term Provisions. At any time on or after December 31, 2002
     RCPC shall have the right to give written notice of non-renewal of the Term. In the event RCPC gives such notice of non-renewal, the Term automatically shall be extended so that it ends twenty-four months after the last day of the month in which RCPC gives such notice. If RCPC shall not theretofore have given such notice, from and after December 31, 2002 unless and until RCPC gives written notice of non-renewal as provided in this Section 2.2, the Term automatically shall be extended day-by-day; upon the giving of such notice by RCPC, the Term automatically shall be extended so that it ends twenty-four months after the last day of the month in which RCPC gives such notice. Non-extension of the Term shall not be deemed to be a breach of this Agreement by RCPC for purposes of Section 4.4, provided, however, that during any period that the Executive's employment shall continue following termination of the Term, the Executive shall be eligible for severance on terms no less favorable than those of the Revlon Executive Severance Policy as in effect on the date of this Agreement upon the Executive's compliance with the terms thereof, and the Executive shall be deemed to be an employee at will.

          2.3 Special Curtailment. The Term shall end earlier than the date provided in Section 2.2, if sooner terminated pursuant to Section 4.

     3. Compensation; Benefits.

          3.1 Salary. As compensation for all services to be rendered pursuant to this Agreement, RCPC agrees to pay the Executive during the Term a base salary, payable biweekly in arrears, at the annual rate of not less than $1,000,000 during 1999 and during the year ending December 31, 2000, and not less than $1,150,000 during the year ending December 31, 2001, and not less than $1,300,000 during the year ending December 31, 2002 (the "Base Salary"). All payments of Base Salary or other compensation hereunder shall be less such deductions or withholdings as are required by applicable law and regulations. In the event that RCPC, in its sole discretion, from time to time determines to increase the Base Salary, such increased amount shall, from and after the effective date of the increase, constitute "Base Salary" for purposes of this Agreement.

          3.2 Bonus. In addition to the amounts to be paid to the Executive pursuant to Section 3.1, the Executive shall receive an annual bonus of 100% of the Executive's Base Salary at the rate in effect during the calendar year in which the bonus is earned, based upon achievement of 100% of the objectives set annually not later than March 31 of such year by the Compensation Committee of the Board of Directors of Revlon, Inc. in its sole discretion (but after consultation with the Executive); provided, that the annual bonus amount shall be 150% of the Executive's Base Salary if the achievement is 120% (or more) of such objectives; and provided, further, that no bonus or bonus opportunity shall be required for 1999, and the Executive's annual bonus for the year ending December 31, 2000 shall not be less than $500,000, regardless of the attainment of such objectives. In the event that the Executive's employment shall terminate otherwise than as of a calendar year end, the Executive's bonus with respect to the calendar year in which employment terminates shall be prorated for the actual number

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     of days of employment during such year, and such bonus, if any, shall be payable on the date that executive bonuses are paid generally, whether or not the Executive remains employed on such date.

          3.3 Stock Options. The Executive shall be recommended to the Compensation Committee or other committee of the Board administering the Revlon Inc. Amended and Restated 1996 Stock Plan or any plan that may replace it, as from time to time in effect, to receive on December 5, 1999 an option to purchase 300,000 shares of Revlon common stock, on December 5, 2000, an option to purchase 100,000 shares of Revlon common stock, and on December 5, 2001, an option to purchase 100,000 shares of Revlon common stock, each with a term of 10 years from the date of grant and an option exercise price equal to the market price of Revlon common stock on the date of grant and otherwise on terms (other than number of shares covered) substantially the same as other senior executives of the Company generally. Subject to the Executive's continued employment with the Company, the options so recommended shall vest and become exercisable as follows: options granted on December 5, 1999 shall become 100% exercisable on December 5, 2002; options granted on December 5, 2000 shall become 25% exercisable on each December 5th thereafter; and options granted on December 5, 2001 shall become 25% exercisable on each December 5th thereafter. Notwithstanding the foregoing, if prior to December 5, 2002 the Executive shall terminate his employment pursuant to Section 4.4 or the Company shall terminate the Executive's employment other than for Cause pursuant to Section 4.3, a portion of the options granted on December 5, 1999 shall be exercisable for a period of one year following such termination of employment, such portion to be determined as follows: 33% if such termination occurs on or after December 5, 2000 and before December 5, 2001; and 66% if on or after December 5, 2001 and before December 5, 2002. In addition, the Executive shall be recommended to the Compensation Committee or other committee of the Board administering the Revlon Inc. Amended and Restated 1996 Stock Plan or any plan that may replace it, as from time to time in effect, to receive, under that Plan or otherwise, an award intended to reasonably recognize any enhanced value that the recommended December 5, 1999 option grant would enjoy if it were priced on November 1 rather than December 5, 1999; which recommended award may, but need not, take the form of increasing the number of options otherwise recommended to be granted on December 5, 1999; and in all events, such recommended additional award, whatever its form, may be made subject to restrictions on vesting and exercisability (if applicable) with purpose similar to the restrictions pertaining to the contemplated December 5, 1999 option grant, and may be designed to minimize accounting impact and maximize tax deductibility.

          3.4 Business Expenses. RCPC shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive's services under this Agreement, subject to and in accordance with applicable expense reimbursement and related policies and procedures as in effect from time to time.

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          3.5 Vacation. During each year of the Term, the Executive shall be entitled to a vacation period or periods of four weeks taken in accordance with applicable vacation policy as in effect from time to time.

          3.6 Fringe Benefits.

               (i) During the Term, the Executive shall be entitled to participate in those qualified and non-qualified defined benefit, defined contribution, group insurance, medical, dental, disability and other benefit plans of the Company as from time to time in effect made available to senior executives of the Company generally and in the Company's Executive Medical Plan providing for reimbursement of medical and dental benefits not payable under plans generally available. In addition, in accordance with the directives of the Compensation Committee of the Board of Directors, during the Term the Executive shall be assigned the use of a Company-provided chauffeured automobile (a late model top of the line BMW or equivalent vehicle) during the business week for personal and business use and at other times as required for business purposes. Further, during the Term the Executive shall be entitled to the use of a Company-provided automobile in accordance with the Company's executive automobile policy and guidelines as from time to time in effect, and the Executive shall be reimbursed for the initiation fees, dues, assessments and like fees for membership in one city club of the Executive's choice.

               (ii) During the Term, RCPC agrees to make available to the Executive additional life insurance coverage with a death benefit of three times the Executive's Base Salary from time to time, subject to the insurer's satisfaction with the results of any required medical examination, to which the Executive hereby agrees to submit, and shall reimburse the Executive for the premium expense related thereto and gross the Executive up for the tax payable with respect to such reimbursement. Such coverage shall be provided pursuant to the Company's optional supplemental term insurance program, if available, or if not, the Executive may select a plan of the Executive's choice and may designate the beneficiary of such plan.

               (iii) During the Term, RCPC shall maintain an individual policy of disability insurance, naming the Executive as the insured and the Executive or a designee as the beneficiary, with a benefit equal to
          (A) fifty percent of the sum of the Executive's Base Salary in effect on the date of disability plus the Executive's most recent annual bonus pursuant to Section 3.2 less (B) the long-term disability benefit payable under the Company's group disability program as in effect from time to time (irrespective of whether the Executive has elected to participate in such long-term disability program).

               (iv) On the Effective Date, or at such time or times thereafter as may be agreed upon by RCPC and the Executive, RCPC shall loan to the Executive up to $500,000 to assist him in purchasing a new principal residence in the New York metropolitan area and/or a Manhattan apartment and to defray unreimbursed expenses associated with the relocation of his household to commence employment hereunder. Such loan shall be due and payable, together with interest at the


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          applicable federal rate, upon the earlier of (x) termination of the
          Executive's employment for any reason or (y) five years from the making of the first portion of any such loan. Such loan shall be evidenced by a note secured by a mortgage on the purchased premises (or by such other collateral as may be acceptable to RCPC), second only to any mortgage in favor of the seller of such premises or any bank making a loan for the purchase thereof.

               (v) During the Term, RCPC shall pay to the Executive as additional compensation on a monthly basis an amount equal to the sum of (A) the payment actually payable by the Executive for the preceding month in respect of (i) regularly scheduled interest and amortization of principal on any bank loan that the Executive shall obtain to purchase a principal residence in the New York metropolitan area and/or a Manhattan apartment (calculated on the basis of a standard fixed payment commercial mortgage table with interest adjustable seven years after initial borrowing and principal amortized over 30 years after initial borrowing, but excluding any prepayment of principal) (the "Mortgage Loan") and (ii) any loan origination "points" with respect to the closing of the Mortgage Loan, in each case limited to $1,500,000 principal amount of Mortgage Loan (together, the "Home Loan Payments") plus (B) the amount of any increase in federal, state and local income taxes actually payable by the Executive as a result of RCPC's payment of the Home Loan Payments and amounts payable under this clause (B); provided, however, that if during or after the Term
          (x) the Executive terminates his employment otherwise than for reasons constituting "Good Reason" as defined in Section 4.4 or (y) the Executive materially breaches any of his obligations hereunder (including under Sections 5, 6 and 7) or (z) RCPC terminates the Executive's employment for reasons constituting "Cause" as defined in
          Section 4.3, the Executive shall remit and repay to RCPC an amount equal to (a) the total amount of interest that would have been paid by RCPC as Home Loan Payments if the Mortgage had borne interest at the applicable federal rate from time to time, plus (b) the payments made by RCPC pursuant to clause (B) above (plus interest thereon at the applicable federal rate) with respect to the amount to be remitted by the Executive pursuant to the foregoing clause (a).

               (vi) In furtherance of the Executive's retirement benefit expectations, and without limiting the Company's ability to modify, in any way, any or all of its defined benefit plans, RCPC agrees to guarantee to the Executive a minimum monthly pension as set forth below:

                    (a) Commencing with retirement on or after October 1, 2008,
               RCPC shall pay or provide a monthly straight life annuity pension amount of $41,667, reduced by the actuarial equivalent of all benefits paid or payable (calculated on a straight life annuity basis) to or in respect of the Executive under (i) the Revlon Employees Retirement Plan, the Revlon Pension Equalization Plan, and any predecessors or successors to either of them, (ii) all other defined benefit retirement and defined contribution plans, whether or not tax qualified, maintained at any time by RCPC, Revlon, Inc., any past employer of the Executive, or the affiliate of any of them, in all cases without regard to

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               whether the plan has previously terminated, is being currently maintained or is established and maintained in the future. Such offset for benefits under other plans shall be determined as of the day this pension starts; shall not be subsequently adjusted on account of any subsequent benefit accruals or change in benefit amounts expected under such other plans, whether on account of the Executive's death or otherwise; and shall disregard benefits derived from employee contributions and from employer matching contributions under any 401(k) plan. Only a percentage (the "Accrued Percentage") of the amount otherwise payable pursuant to this Section 3.6(v)(a) shall be paid if the Executive's employment shall terminate prior to October 1, 2008, as follows: for termination prior to September 30, 2000, the Accrued Percentage shall be 0%; for termination on or after September 30, 2000 and prior to September 30, 2001, 11.1%; and thereafter, 11.1% additional to accrue as of each September 30th on which the Executive is still employed, with the result that the benefit shall be 100% accrued on and after September 30, 2008.

                    (b) The Executive may elect to have the pension determined pursuant to subsection (a) above paid as an actuarially equivalent joint and 50% survivor annuity with his spouse as beneficiary if she shall survive the Executive and be legally married to the Executive at the time of his death. Such election shall be made by the Executive not later than 90 days before the pension benefit is to start and shall take effect only if the Executive and his spouse are alive and married to each other on the day the pension starts. If the Executive's spouse dies after the pension starts and before the Executive, no adjustment shall be made to the amount of annual pension payable to the Executive.

                    (c) If the Executive dies before October 1, 2008, a lifetime pension shall be payable to the spouse, if any, to whom the Executive was legally married on the date of his death, commencing on October 1, 2008, in a monthly amount determined as if the Executive had survived to that date and had then elected to have his benefit paid as an actuarially equivalent joint and 50% survivor annuity with his spouse as beneficiary; provided, that the amount otherwise determined in accordance with the foregoing shall be multiplied by the Accrued Percentage calculated pursuant to the last sentence of Section 3.6(v)(a) as of the date of the Executive's death (or, if earlier, the date as of which Executive's employment terminated), and only that accrued amount shall be due to the surviving spouse.

                    (d) For purposes of determining actuarial equivalence, the following assumptions shall be used: an interest rate equal to the AA corporate bond long-term rate in effect on the first day of the month preceding the month in which the benefit is to start, the 1983 Group Annuity Mortality Table, and otherwise the reasonable actuarial assumptions and methods selected by RCPC's primary actuary.

                    (e) Notwithstanding any other provision of this Agreement, no benefit shall be payable pursuant to this subsection 3.6(v), and any


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               amounts then being paid shall cease and the Executive shall immediately reimburse the Company for amounts theretofore paid, in the event that (x) prior to January 1, 2003 the Executive terminates his employment during the Term otherwise than as provided in Section 4.4, (y) the Executive materially breaches this Agreement (including Section 5, 6 or 7) or (z) RCPC terminates the Executive's employment (under this Agreement or otherwise) for "Cause" as set forth in Section 4.3 of this Agreement.

                    (f) Payments pursuant to this subsection 3.6(v) shall be
               made quarterly or at such more frequent intervals as RCPC may elect. RCPC's obligation under this subsection 3.6(v) shall be an unsecured, unfunded and unaccrued contingent general obligation of RCPC to be satisfied from its unsegregated general funds, provided that RCPC shall have the right, if it so elects, to defease its obligation hereunder by the purchase and delivery to the Executive of an annuity on his life in the amount provided for above or to fund its obligation hereunder through the purchase of insurance or other instruments, and the Executive agrees to comply with the reasonable requests of RCPC should RCPC elect to do so, including by submitting to medical examination required in connection with the purchase of any such insurance.

          3.7 Special Bonus. As an additional inducement to the Executive to enter into and remain in RCPC's employ, RCPC agrees to pay to the Executive a special bonus on January 15 of the year next following the year in which his employment terminates, in an amount equal to the product of multiplying
     (A) $1,500,000 less the amount of Home Loan Payments made by RCPC in respect of the principal of the Mortgage, by (B) the following applicable percentages: for termination in 2000, 0%; for termination in 2001, 20%; for termination in 2002, 40%; for termination in 2003, 60%; for termination in 2004, 80%; and for termination in 2005 or thereafter, 100%; provided, however, that if during or after the Term (x) the Executive terminates his employment otherwise than for reasons constituting "Good Reason" as defined in Section 4.4 or (y) the Executive materially breaches any of his obligations hereunder (including under Sections 5, 6 and 7) or (z) RCPC terminates the Executive's employment for reasons constituting "Cause" as defined in Section 4.3, no bonus shall be payable under this Section 3.7 and (in the case of a material breach of Section 5, 6 or 7 following termination of employment) any bonus theretofore paid under this Section
     3.7 shall be forfeited and repaid to RCPC.

     4. Termination.

          4.1 Death. If the Executive shall die during the Term, the Term shall terminate and no further amounts or benefits shall be payable hereunder except pursuant to Section 3.6.

          4.2 Disability. If during the Term the Executive shall become physically or mentally disabled, whether totally or partially, such that the Executive is unable to perform the Executive's services hereunder for
     (i) a period of six consecutive


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     months or (ii) shorter periods aggregating six months during any twelve month period, the Company may at any time after the last day of the six consecutive months of disability or the day on which the shorter periods of disability shall have equaled an aggregate of six months, by written notice to the Executive (but before the Executive has returned to active service following such disability), terminate the Term and no further amounts or benefits shall be payable hereunder, except that the Executive shall be entitled to receive until the first to occur of (x) the Executive ceasing to be disabled or (y) the Executive's attaining the age of 65, continued coverage for the Executive under the Company paid group life insurance plan and for the Executive and his spouse and children, if any, under the Company's group medical (including executive medical) plan, to the extent permitted by such plans and to the extent such benefits continue to be provided to the Company's senior executives generally.

          4.3 Cause. In the event of gross neglect by the Executive of the Executive's duties hereunder, conviction of the Executive of any felony, conviction of the Executive of any lesser crime or offense involving the property of the Company or any of its subsidiaries or affiliates, willful misconduct by the Executive in connection with the performance of the Executive's duties hereunder or other material breach by the Executive of this Agreement, or any other conduct on the part of the Executive which would make the Executive's continued employment by the Company materially prejudicial to the best interests of the Company, RCPC may at any time by written notice to the Executive terminate the Term for "Cause" and, upon such termination, the Executive shall be entitled to receive no further amounts or benefits hereunder, except as required by law. The Executive shall not be deemed to have been terminated for Cause unless (i) reasonable notice has been delivered to him setting forth the reasons for the Company's intention to terminate for Cause, and (ii) a period of ten (10) days has elapsed since delivery of such notice during which Executive was afforded an opportunity to cure, if capable of remedy, the reasons for the Company's intention to terminate for Cause.

          4.4 Company Breach; Other Termination. In the event of the breach of any material provision of this Agreement by the Company or the failure of the Compensation Committee (or other appropriate Committee of the Board of Directors of Revlon, Inc.) to fully implement RCPC's recommendations pursuant to Section 3.3, the Executive shall be entitled to terminate the Executive's employment and the Term upon 60 days' prior written notice to the Company. Such termination of the Executive's employment and the Term shall be deemed a termination for "Good Reason". In addition, RCPC shall be entitled to terminate the Term and the Executive's employment at any time and without prior notice otherwise than pursuant to the provisions of
     Section 4.2 or 4.3. In consideration of the Executive's covenant in Section
     5.2 upon termination under this Section 4.4 by the Executive, or in the event RCPC so terminates the Term otherwise than pursuant to the provisions of Section 4.2 or 4.3, RCPC agrees, and the Company's sole obligation arising from such termination (except as otherwise provided in Sections 3.6 and 3.7) shall be (at the Executive's election by written notice within 10 days after such termination), for RCPC either:


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                    (i) to make payments in lieu of Base Salary in the amounts prescribed by Section 3.1 and to continue the Executive's participation in the benefits provided for in subsections (i),
               (ii) and (iii) of Section 3.6 (except, in the case of subsection
               (i), the use of a chauffeur-driven car) (in each case less amounts required by law to be withheld) through the date on which the Term would have expired pursuant to Section 2.2 if RCPC had given notice of non-renewal on or as promptly as permitted by
               Section 2.2 after the date of termination, provided that (1) such benefit continuation is subject to the terms of such plans, (2) group life insurance continuation is subject to a limit of two years pursuant to the terms thereof, (3) the Executive shall cease to be covered by medical and/or dental plans of the Company at such time as the Executive becomes covered by like plans of another company, (4) the Executive shall, as a condition, execute such release, confidentiality, non-competition and other covenants as would be required in order for the Executive to receive payments and benefits under Revlon Executive Severance Policy as in effect on the date of this Agreement and (5) any compensation earned by the Executive from other employment or consultancy during such period shall reduce the payments provided for herein, or

                    (ii) to make the payments and provide the benefits
               prescribed by the Executive Severance Policy of the Company as in effect on the date of this Agreement (except that the provision in Paragraph IIIC(ii) establishing a limit of six months of payments shall not be applicable to the Executive) upon the Executive's compliance with the terms thereof.

          4.5 Litigation Expenses. If RCPC and the Executive become involved in any action, suit or proceeding relating to the alleged breach of this Agreement by RCPC or the Executive, then if and to the extent that a final judgment in such action, suit or proceeding is rendered in favor of the Executive, RCPC shall reimburse the Executive for all expenses (including reasonable attorneys' fees) incurred by the Executive in connection with such action, suit or proceeding or the portion thereof adjudicated in favor of the Executive. Such costs shall be paid to the Executive promptly upon presentation of expense statements or other supporting information evidencing the incurrence of such expenses.

     5. Protection of Confidential Information; Non-Competition.

          5.1 The Executive acknowledges that the Executive's services will be unique, that they will involve the development of Company-subsidized relationships with key customers, suppliers, and service providers as well as with key Company employees and that the Executive's work for the Company has given and will give the Executive access to highly confidential information not available to the public or competitors, including trade secrets and confidential marketing, sales, product development and other data and place which it would be impracticable for the Company to effectively protect and preserve in the absence of this Section 5 and the disclosure or misappropriation of which could materially adversely affect the Company. Accordingly, the Executive agrees:


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               5.1.1 except in the course of performing the Executive's duties provided for in Section 1.1, not at any time, whether before, during or after the Executive's employment with the Company, to divulge to any other entity or person any confidential information acquired by the Executive concerning the Company's or its affiliates' financial affairs or business processes or methods or their research, development or marketing programs or plans, any other of its or their trade secrets, any information regarding personal matters of any directors, officers, employees or agents of the Company or its affiliates or their respective family members, or any information concerning the circumstances of the Executive's employment and any termination of the Executive's employment with the Company or any information regarding discussions related to any of the foregoing. The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or commercial. In the event that the Executive is requested or required to make disclosure of information subject to this Section 5.1.1 under any court order, subpoena or other judicial process, the Executive will promptly notify RCPC, take all reasonable steps requested by RCPC to defend against the compulsory disclosure and permit RCPC to control with counsel of its choice any proceeding relating to the compulsory disclosure. The Executive acknowledges that all information, the disclosure of which is prohibited by this section, is of a confidential and proprietary character and of great value to the Company.

               5.1.2 to deliver promptly to the Company on termination of the Executive's employment with the Company, or at any time that RCPC may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the Company's business and all property associated therewith, which the Executive may then possess or have under the Executive's control.

          5.2 In consideration of RCPC's covenant in Section 4.4, the Executive shall (i) in all respects fully to comply with the terms of the Employee Agreement as to Confidentiality and Non-Competition referred to in Revlon Executive Severance Policy (the "Non-Competition Agreement"), whether or not the Executive is a signatory thereof, with the same effect as if the same were set forth herein in full, and (ii) in the event that the Executive shall terminate the Executive's employment otherwise than as provided in Section 4.4, the Executive shall comply with the restrictions set forth in paragraph 9(e) of the Non-Competition Agreement through the earliest date on which the Term would have expired pursuant to Section 2.2 if RCPC had given notice of non-renewal on or as promptly as permitted by
     Section 2.2 after the date of termination, subject only to the Company continuing to make payments equal to the Executive's Base Salary during such period, notwithstanding the limitation otherwise applicable under paragraph 9(d) thereof or any other provision of the Non-Competition Agreement.

          5.3 If the Executive commits a breach of any of the provisions of
     Section 5.1 or 5.2 hereof, RCPC shall have the following rights and remedies:

               5.3.1 the right and remedy to immediately terminate all further payments and benefits provided for in this Agreement, except as may otherwise be required by law in the case of qualified benefit plans.

               5.3.2 the right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to the Company and that money damages and disgorgement of profits will not provide an adequate remedy to the Company, and, if the Executive attempts or threatens to commit a breach of any of the provisions of Section 5.1 or 5.2, the right and remedy to be granted a preliminary and permanent injunction in any court having equity jurisdiction against the Executive committing the attempted or threatened breach (it being agreed that each of the rights and remedies enumerated above shall be independent of the others and shall be severally enforceable, and that all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to RCPC under law or in equity), and

               5.3.3 the right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively "Benefits") derived or received by the Executive as the result of any transactions constituting a breach of any of the provisions of Section 5.1 or 5.2 hereof, and the Executive hereby agrees to account for and pay over such Benefits as directed by RCPC.

          5.4 If any of the covenants contained in Section 5.1, 5.2 or 5.3, or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

          5.5 If any of the covenants contained in Section 5.1 or 5.2, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision so as to be enforceable to the maximum extent permitted by applicable law and, in its reduced form, said provision shall then be enforceable.

          5.6 The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 5.1, 5.2 and 5.3 upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such covenants or otherwise, it is the intention of the parties' hereto that such determination not bar or in any way affect RCPC's right to the relief provided above in the courts of any other states within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being for this purpose severable into diverse and independent covenants.

          5.7 Any termination of the Term or the Executive's employment shall have no effect on the continuing operation of this Section 5.

          5.8 Pursuant to Sections 4.4 and 5.2, the Executive is subject to certain non-competition covenants set forth in the Non-Competition Agreement referred to in the Revlon Executive Severance Policy, which covenants extend beyond the Executive's termination of employment. If prior to January 1, 2003 the Executive shall terminate his employment pursuant to
     Section 4.4. or the Company shall terminate the Executive's employment other than for Cause pursuant to Section 4.3, then the restrictions on entering competitive employment otherwise applicable shall not survive more than 12 months following any such termination of employment (but all other covenants shall remain applicable in accordance with their terms).

     6. Inventions and Patents.

          6.1 The Executive agrees that all processes, technologies and inventions (collectively, "Inventions"), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during the Term shall belong to the Company, provided that such Inventions grew out of the Executive's work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company's time or with the use of the Company's facilities or materials. The Executive shall further: (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of the Executive's inventorship.

          6.2 If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Executive within two years after the termination of the Executive's employment with the Company, it is to be presumed that the Invention was conceived or made during the Term.

          6.3 The Executive agrees that the Executive will not assert any rights to any Invention as having been made or acquired by the Executive prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

     7. Intellectual Property.

     Notwithstanding and without limiting the provisions of Section 6, the Company shall be the sole owner of all the products and proceeds of the Executive's services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with or during the Term, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive's right to receive payments hereunder), The Executive shall, at the request of RCPC, execute such assignments, certificates or other instruments as RCPC may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

     8. Indemnification.

     RCPC will indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party, brought by any shareholder of the Company directly or derivatively or by any third party by reason of any act or omission of the Executive as an officer, director or employee of the Company or of any subsidiary or affiliate of the Company.

     9. Notices.

     All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed first class, postage prepaid, by registered or certified mail (notices mailed shall be deemed to have been given on the date mailed), as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

      If to the Company, to:

      Revlon Consumer Products Corporation
      625 Madison Avenue
      New York, NY 10022
      Attention:  General Counsel

     If to the Executive, to the Executive's principal residence as reflected in the records of the Company.

     10. General.

          10.1 This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made between residents thereof and to be performed entirely in New York.

          10.2 The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

          10.3 This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

          10.4 This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive, nor may the Executive pledge, encumber or anticipate any payments or benefits due hereunder, by operation of law or otherwise. RCPC may assign its rights, together with its obligations, hereunder (i) to any affiliate or (ii) to a third party in connection with any sale, transfer or other disposition of all or substantially all of any business to which the Executive's services are then principally devoted, provided that no assignment pursuant to clause
     (ii) shall relieve RCPC from its obligations hereunder to the extent the same are not timely discharged by such assignee.

          10.5 This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the Party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

          10.6 This Agreement may be executed in two or more counterparts, each of which shall he deemed to be an original but all of which together will constitute one and the same instrument.

     11. Subsidiaries and Affiliates.

     As used herein, the term "subsidiary" shall mean any corporation or other business entity controlled directly or indirectly by the corporation or other business entity in question, and the term "affiliate" shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the corporation or other business entity in question.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written


                                    REVLON CONSUMER PRODUCTS CORPORATION


                                    By: WADE H. NICHOLS
                                        ----------------------------
                                    /s/ JEFFREY M. NUGENT
                                    --------------------------------
                                    Jeffrey M. Nugent, the Executive